Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES
FIRST QUARTER 2015 RESULTS

•	First quarter revenue was $277 million, up 5 percent year-over-year

•	Diluted EPS was $0.25, excluding one-time charges

•	Adjusted EBITDA was $100 million or 36 percent of revenue

•	More than $30 million in estimated annualized savings as a result of cost saving initiatives

April 29, 2015 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company”) today reported revenues of $277 million, and income from continuing operations of $46 million for the three months ended March 31, 2015. Diluted earnings per share for the first quarter were $0.25, excluding $8 million in severance and other charges, net of tax, and are referenced in the non-GAAP reconciliation included in this release. Weighted average shares outstanding were 208 million. Adjusted EBITDA for the quarter was $100 million or 36% of revenue.

“Frank’s International delivered $277 million in revenue during the first quarter, up 5% year-over-year with 36% adjusted EBITDA margins. We are very pleased with these results despite the fact that we are facing both lower prices and activity levels, particularly in our U.S. land market. We have had some success with previously discussed efforts to offset these challenges through upselling of technology and requesting longer-term volume commitments,” said Gary Luquette, Frank’s International’s President and Chief Executive Officer.

“Offshore activity was resilient in the first quarter and we believe it will remain stable throughout 2015, whereas onshore activity levels will continue to be impacted by reduced rig count. While we do not believe we have reached a market bottom or an end to pricing pressures, we have observed fewer requests for discounts, and are optimistic that the worst is behind us.

“Frank’s International has a very strong balance sheet, which positions us to move on opportunities if and when they present themselves. I am confident that the Company is well positioned for the eventual recovery in commodity prices.”

First Quarter 2014 Results

•	Revenue was $277 million, up 5% compared to the first quarter of 2014, and down 13% compared to the fourth quarter of 2014

◦	International Services revenue was $124 million, up 5% compared to the first quarter of 2014, and down 15% sequentially

◦	U.S. Services revenue was $109 million, up 5% compared to the first quarter of 2014, and down 7% sequentially

◦	Tubular Sales revenue was $44 million, up 4% compared to the first quarter of 2014, and down 20% sequentially

•	Income from continuing operations was $46 million with $34 million of net income, or $0.22 per share, attributable to common shareholders

•	Diluted earnings per share were $0.21 with weighted average shares outstanding of 208 million

•	Adjusted EBITDA totaled $100 million with an adjusted EBITDA margin of 36%

•	Effective tax rate for the first quarter of 2015 was 20%

Adjusted EBITDA, adjusted EBITDA margin and segment adjusted EBITDA, which are financial measures not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), are defined and reconciled to their most directly comparable GAAP financial measures below. Adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA and the other segment data discussed below do not include income from discontinued operations. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Segment Results

International Services
International Services revenue from external sales was $124.2 million in the first quarter of 2015, up 4.7% compared to the first quarter of 2014, and down 14.9% compared to the fourth quarter of 2014. Year-over-year results were impacted by increased revenue in Africa, the Middle East, Europe and Latin America, partially offset by revenue declines in Asia Pacific and Canada. Sequentially results were impacted by normal seasonality and reduced activity levels due to the current industry slowdown.

Segment adjusted EBITDA for the first quarter of 2015 of $52.3 million, or 42.1% of revenue, was up 2.5% compared to the first quarter of 2014, and down 21.0% compared to the fourth quarter of 2014. Adjusted EBITDA was impacted by year-over-year revenue increases and sequential revenue declines and reduced activity levels.

U.S. Services
U.S. Services revenue from external sales was $109.3 million in the first quarter of 2015, up 5.3% compared to the first quarter of 2014, and down 7.5% compared to the fourth quarter of 2014.

For the first quarter, onshore revenue within the U.S. Services segment of $35.0 million was down 3.3% compared to the first quarter of 2014 and down 25.4% compared to the fourth quarter of 2014. Sequential revenue declines were less than industry rig count declines of over 40% for the same period as the Company’s customer base provided insulation from the full impact of the slowdown.

Offshore revenue within the U.S. Services segment of $74.3 million for the first quarter was up 9.9% compared to the first quarter of 2014 and up 4.2% compared to the fourth quarter of 2014. Revenue increased year-over-year and sequentially due to opportunities on current projects combined with activity on new rigs in the region.

Segment adjusted EBITDA for the first quarter of $45.0 million, or 41.1% of revenue, was up 7.2% compared to the first quarter of 2014 and down 6.3% compared to the fourth quarter of 2014. Adjusted EBITDA and adjusted EBITDA margin benefited from the revenue mix within the segment.

Tubular Sales
Tubular Sales revenue from external sales was $44.0 million in the first quarter of 2015, up 4.3% compared to the first quarter of 2014, and down 20.0% compared to the fourth quarter of 2014. Revenue experienced normal seasonal decline and remained in line with expectations.

Segment adjusted EBITDA for the first quarter was $3.1 million. Adjusted EBITDA and adjusted EBTIDA margin were negatively impacted by unabsorbed labor and overhead costs due to reduced activity in the Company’s manufacturing division.

Total pipe and connector inventory decreased $0.1 million from December 31, 2014 to $185.0 million at March 31, 2015.

Deferred revenue decreased $5.9 million from December 31, 2014 to $70.2 million at March 31, 2015.

Capital Expenditures and Balance Sheet

Capital expenditures were $43.9 million for the first quarter of 2015. The Company’s consolidated cash balance at March 31, 2015 was $498.4 million compared to $489.4 million at December 31, 2014. At March 31, 2014 there was $93.8 million of unused capacity under the Company’s $100.0 million credit facility, net of outstanding letters of credit. In early April, the Company closed its previously-announced purchase of Timco Services for $83 million utilizing existing cash on the balance sheet.

Dividends

The Company expects that its Board of Managing Directors (the “Management Board”), with the approval from the Board of Supervisory Directors of the Company (the “Supervisory Board”, and jointly with the Management Board, the “Boards”) will declare a cash dividend of $0.15 per share (subject to applicable Dutch dividend withholding tax) at the next scheduled meeting of the Supervisory Board on May 20, 2015 to all common stockholders of record as of June 5, 2015, and with a payment date on June 19, 2015, as part of its regular quarterly cash dividend program. Any declaration and payment of dividends are subject to the determination by the Boards and no assurances can be given that any such dividend will be declared as expected.

Conference Call

The Company will host a conference call to discuss first quarter results on Wednesday April 29, 2015 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). Participants may join the conference call by dialing (888) 771-4371 or (847) 585-4405. The conference access code is 39419686. To listen via live web cast, please visit the Investor Relations section of the Company’s website, www.franksinternational.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will remain available for seven days. It can be accessed by dialing (888) 843-7419 or (630) 652-3042. The conference call replay access code is 39419686. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 days.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 that will be filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular services to leading exploration and production companies in both offshore and onshore environments, with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has over 4,500 employees and provides services in approximately 60 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measures of adjusted EBITDA, segment adjusted EBITDA, Adjusted EBITDA margin and adjusted diluted earnings per share, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this news release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA margin and adjusted diluted earnings per share are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA margin and adjusted diluted earnings per share in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA margin and adjusted earnings per share may be defined differently by other companies in the Company’s industry, the Company’s presentation of Adjusted EBITDA, segment Adjusted EBITDA,

Adjusted EBITDA margin and adjusted earnings per share may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines Adjusted EBITDA as income from continuing operations before net interest income or expense, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on sale of assets, foreign currency gain or loss and other non-cash adjustments. The Company uses Adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of the Company’s management team (such as income tax rates). The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue. The Company defines adjusted diluted earnings per share as diluted earnings per share and one-time charges.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Contacts:
Thomas Dunavant, Director - Investor Relations
thomas.dunavant@franksintl.com
713-358-7343

Josh Grodin, Director - Communications and Public Relations
josh.grodin@franksintl.com
713-231-2468

FRANK'S INTERNATIONAL N.V.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Revenues:
Equipment rentals and services	$232,405	$263,005	$220,813
Products	45,032	56,015	43,679
Total revenue	277,437	319,020	264,492

Operating expenses:
Cost of revenues, exclusive of
depreciation and amortization
Equipment rentals and services	93,600	97,916	83,991
Products	22,847	34,599	26,029
General and administrative expenses	69,797	70,947	59,451
Depreciation and amortization	24,001	23,699	21,193
Severance and other charges	11,973	—	—
Loss (gain) on sale of assets	184	96	(241)
Operating income	55,035	91,763	74,069

Other income (expense):
Other income	1,087	(37)	2,371
Interest income (expense), net	8	64	(44)
Foreign currency gain (loss)	1,533	(16,515)	(65)
Total other income (expense)	2,628	(16,488)	2,262
Income from continuing operations
before income tax expense	57,663	75,275	76,331
Income tax expense	11,262	23,814	15,969
Net income	46,401	51,461	60,362
Net income attributable to
noncontrolling interests	12,122	16,849	18,499
Net income attributable to
Frank's International N.V.	$34,279	$34,612	$41,863

Earnings per common share:
Basic	$0.22	$0.22	$0.27
Diluted	$0.21	$0.22	$0.27

Weighted average number of common
shares outstanding:
Basic	154,329	154,275	153,524
Diluted	208,479	207,822	207,202

FRANK'S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Revenue
International Services	$124,201	$145,888	$118,585
U.S. Services	109,286	118,170	103,755
Tubular Sales	43,950	54,962	42,152
Total	$277,437	$319,020	$264,492

Segment Adjusted EBITDA:
International Services	$52,285	$66,209	$51,028
U.S. Services	44,893	47,932	41,879
Tubular Sales	3,119	10,338	9,374
Corporate and other	(7)	(40)	—
Total	$100,290	$124,439	$102,281

FRANK'S INTERNATIONAL N.V
SELECTED BALANCE SHEET AND CASH FLOW DATA
(In thousands)
(Unaudited)

	March 31,	December 31,
	2015	2014
Cash and cash equivalents	$498,442	$489,354
Working capital	892,209	900,280
Property, plant and equipment, net	596,610	580,142
Total assets	1,760,115	1,758,681
Total debt	285	304
Series A preferred stock	705	705
Total stockholders' equity	1,222,663	1,211,990
Noncontrolling interest	248,778	260,546
Total equity	1,471,441	1,472,536

	Three Months Ended
	March 31,
	2015	2014

Net cash provided by operating activities	$100,129	$77,810
Net cash used in investing activities	(43,795)	(38,051)
Net cash provided by (used in) financing activities	(44,187)	(16,207)
	12,147	23,552
Effect of exchange rate changes on cash activities	(3,059)	(601)
Increase in cash and cash equivalents	$9,088	$22,951

Capital Expenditures	$43,871	$36,902

FRANK'S INTERNATIONAL N.V.
EARNINGS PER SHARE CALCULATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Numerator - Basic
Income from continuing operations	$46,401	$51,461	$60,362
Less: Net income attributable to
noncontrolling interest	(12,122)	(16,849)	(18,499)
Net income attributable to
common shareholders	$34,279	$34,612	$41,863

Numerator - Diluted
Income from continuing operations
applicable to common shareholders	$34,279	$34,612	$41,863
Add: Exchange of noncontrolling
interest for common stock (1)	9,938	12,195	14,560
Dilutive net income available to
common shareholders	$44,217	$46,807	$56,423

Denominator
Basic weighted average common shares	154,329	154,275	153,524
Exchange of noncontrolling interest
for common stock	52,976	52,976	52,976
Restricted stock units	1,173	824	702
Stock to be issued pursuant to employee stock purchase plan	1	—	—
Diluted weighted average common shares	208,479	208,075	207,202

Earnings per common share:
Basic	$0.22	$0.22	$0.27
Diluted	$0.21	$0.22	$0.27

(1)	Adjusted for the additional tax expense upon the assumed conversion of the Preferred Stock	$2,184	$4,654	$3,939

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
($ in thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014

Revenues	$277,437	$319,020	$264,492

Income from continuing operations	$46,401	$51,461	$60,362
Interest (income) expense, net	(8)	(64)	44
Depreciation and amortization	24,001	23,699	21,193
Income tax expense	11,262	23,814	15,969
Loss on sale of assets	184	96	(241)
Foreign currency (gain) loss	(1,533)	16,515	65
Stock based compensation	8,010	8,918	4,889
Severance and other charges	11,973	—	—
Adjusted EBITDA	$100,290	$124,439	$102,281

Adjusted EBITDA margin	36.1%	39.0%	38.7%

ADJUSTED SEGMENT EBITDA

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Segment Adjusted EBITDA:
International Services	$52,285	$66,209	$51,028
U.S. Services	44,893	47,932	41,879
Tubular Sales	3,119	10,338	9,374
Corporate and other	(7)	(40)	—
Adjusted EBITDA Total	100,290	124,439	102,281
Interest income (expense), net	8	64	(44)
Income tax expense	(11,262)	(23,814)	(15,969)
Depreciation and amortization	(24,001)	(23,699)	(21,193)
Loss on sale of assets	(184)	(96)	241
Foreign currency gain (loss)	1,533	(16,515)	(65)
Stock based compensation	(8,010)	(8,918)	(4,889)
Severance and other charges	(11,973)	—	—
Income from continuing
operations	$46,401	$51,461	$60,362

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Dilutive net income available to common shareholders	$44,217	$46,807	$56,423
Severance and other charges (net of tax)	8,187	—	—
Dilutive net income available to common shareholders
excluding one-time charges	$52,404	$46,807	$56,423

Earnings per diluted share	$0.21	$0.22	$0.27
Severance and other charges (net of tax)	0.04	—	—
Diluted earnings per share excluding one-time charges	$0.25	$0.22	$0.27